UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering) ☐
Securities Act Rule 802 (Exchange Offer) ☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer) ☐
Exchange Act Rule 14e-2(d) (Subject Company Response) ☐
NISSEI JUSHI KOGYO KABUSHIKI KAISHA TOYO INOBEKKUSU KABUSHIKI KAISHA
(Name of Subject Company)
NISSEI PLASTIC INDUSTRIAL CO., LTD. TOYO INNOVEX CO., Ltd.
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)
NISSEI PLASTIC INDUSTRIAL CO., LTD. TOYO INNOVEX CO., Ltd.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))

NISSEI PLASTIC INDSTRIAL CO., LTD.

Attn: Akihiko Imai

2110 Minamijo

Sakaki-machi, Hanishina-gun
Nagano Prefecture 389-0693

Japan
+81 268 82 3000

TOYO INNOVEX CO., Ltd.
Attn: Yoshiaki Tabata
523-1 Aza Nishinoyama

Fukusato, Futami-cho, Akashi City

Hyogo Prefecture 674-0091

Japan

+81 78 942 2345

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

1

PART	I - INFORMATION SENT TO SECURITY HOLDERS
Item	1. Home Jurisdiction Documents

Exhibit
Number

99.1	Announcement Concerning Execution of the Business Integration Agreement on Business Integration Through Establishing a Joint Holding Company (Share Transfer) Between NISSEI PLASTIC INDUSTRIAL CO., LTD. and TOYO INNOVEX CO., LTD. (English translation)
Item	2. Item 2. Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART	II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART	III - CONSENT TO SERVICE OF PROCESS

NISSEI PLASTIC INDUSTRIAL CO., LTD. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated November 17, 2025.

TOYO INNOVEX Co, Ltd. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated November 17, 2025.

2

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NISSEI PLASTIC INDUSTRIAL CO., LTD.
/s/ Akihiko Imai
Name: Akihiko Imai
Title: Managing Director

Date: November 17, 2025

TOYO INNOVEX Co., Ltd.
/s/ Yoshiaki Tabata
Name: Yoshiaki Tabata
Title: President and CEO

Date: November 17, 2025